Union Carbide
News Release




CONTACT:  Sean S. Clancy
          (203) 794-6976


         UNION CARBIDE REPORTS IMPROVED FIRST QUARTER EARNINGS


     DANBURY, Conn., April 26 -- Union Carbide Corporation (UCC) today reported first quarter 2000 earnings of $0.71 per diluted common share, compared to $0.68 in the fourth quarter of 1999 and $0.56 in the same period of 1999, before the cumulative effect of a change in accounting principle. Net income for the quarter totaled $97 million, compared to $94 million in last year's fourth quarter and $77 million for the same period a year ago, before the cumulative effect of a change in accounting principle.
     "Our financial performance in the quarter reflected lower Basic Chemicals and Polymers (BC&P) earnings, offset by actuarial changes in our pension plan and by the absence of an environmental accrual related to a discontinued business that unfavorably impacted the fourth quarter of 1999," said Dr. William H. Joyce, Carbide's Chairman and Chief Executive Officer. "Price increases were achieved in both business segments, but were insufficient to offset the rise in raw material costs. Performance by our equity companies remained strong."
     Carbide said it would issue a full earnings report on May 1, 2000.
                                 - END -

2000
P3-01-007